EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
October 19, 2016, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Third Quarter 2016 Earnings Call
October 19, 2016 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning, everybody, and welcome to the LegacyTexas Financial Group Third Quarter 2016 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one on your telephone keypad. And to withdraw your question, please press star, then two. Please also note, today’s event is being recorded.

I would now like to turn the conference over to Scott Almy, Chief Operating Officer. Please go ahead.

Scott Almy
Thanks and good morning, everyone. Welcome to the LegacyTexas Financial Group Third Quarter 2016 Earnings Call. Before getting started, I would like to remind you that today’s presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement. At this time, if you are logged into our webcast, please refer to the slide presentation available online, including our Safe Harbor statement on slide 2. For those joining by phone, please note that the Safe Harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that Safe Harbor statement.

I am joined this morning by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we’ll be happy to address questions that you may have as time permits.

And with that, I’ll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us on the call this morning. As we usually do, I’ll make some brief comments on the quarter and cover the first few pages of the slide deck and then turn the call over to Mays to finish out the deck. Thereafter, we’d be happy to entertain your questions.

What a great quarter we had; all-time best in several respects. All-time best in earnings, $27.2 million, GAAP EPS of $0.59 and core EPS of $0.61. Our core ROA of 1.38% represents an all-time high, and our core efficiency ratio stood at 45.9%, also an all-time best.

We’ll start our prepared remarks on page 4 of the slide deck. We grew our deposits by $505 million in the quarter and we now rank number one in deposit market share in Collin County, ahead of JPM and B of A. We have steadily moved up from third to second to first in this very attractive market.

As I mentioned, GAAP EPS was $0.59 and core was $0.61, far surpassing our record earnings of last quarter. After loan growth of $424 million last quarter, our loan growth this quarter was impacted by expected and some unexpected payoffs or paydowns in our loan portfolio and totaled $64.2 million in net loan growth. Our NPAs to loans plus OREO remained solid at 94 basis points and our net charge-offs totaled 51 basis points.

TCE to total assets stood at 8.3% and our Tier 1 common risk-based capital ratio was 8.91%.

Looking at page 5, I would highlight our year-over-year loan and deposit growth of 22.8% and 28.5%, respectively. Our core EPS is up 22% over last quarter and 56.4% over last year.

On slide 6, we illustrate our strong loan growth since 2011 and the commercially-oriented nature of our loans. Let me spend a moment on our somewhat muted loan growth of $64 million for the quarter. To put this in context, we grew loans $424 million last quarter, and as I said on the last earnings call, the $424 million was outsized and resulted from about $120 million of paydowns we were anticipating by the end of June that just didn’t occur. We suggested we all think about last quarter’s loan growth as actually being more like $300 million as we expected the $120 million in payoffs to occur in early July. In fact, all of those payoffs and paydowns occurred by July 12.

In addition to those paydowns, we had about another $100 million more in quarterly paydowns than we normally have. These payoffs were spread throughout the portfolio with $85 million occurring in the oil and gas portfolio, including a $35 million criticized credit, about $110 million in CRE split evenly between sales of property and refinancings, about $70 million in our middle market and corporate banking groups and, finally, the sale of about $35 million in FHA home loan mortgages, which we elected to sell to reduce future servicing and compliance costs.

On the oil and gas criticized payoff, which came from private equity being injected in the company, we continue to have a $35 million commitment to the company but with a zero in fundings. We do anticipate fundings in the future as this company expands organically or through acquisition.

In our middle market portfolio, we had about $35 million in paydowns between two customers who either sold assets or did a securitization. Again, in the case of these two clients, we expect fundings to increase in the future.

So, to summarize, we had about $120 million in payoffs that split from Q2 to Q3, and about $100 million more in additional payoffs over what we normally get in any given quarter.

On slides 7, 8, and 9, we provide information on our energy loan portfolio. Our portfolio consists of 44 reserve-based borrowers and four midstream borrowers. The portfolio balances declined by $57 million in the quarter and now stand at $487 million. As I mentioned earlier, we had about $85 million in payoffs in the quarter and about $28 million in new originations.

On page 9, you can see we had a slight improvement in our substandard and substandard nonaccrual categories and our loan loss reserve now stands at 3.3% of the energy portfolio.

On page 10, we take a closer look at our Houston and Houston energy corridor statistics. As a reminder, we have no CRE construction loans in Houston and only 92 in total CRE land and construction in the entire portfolio and we are a low LTV, Class B property lender. The Houston real estate portfolio, as well as the energy corridor subset of the portfolio, is about the same size as it was last quarter.

At the end of the third quarter, our debt service coverage ratios remained quite strong at 1.77 times for the entire portfolio and 1.65 times in the energy corridor. At this stage of the Houston CRE market cycle, we remain very pleased with the resiliency of our portfolio and the statistics regarding the portfolio.

With that, let me turn the call over to Mays.

Mays Davenport
Thanks, Kevin. Turning to page 11, you will see what Kevin talked about earlier, which was a great quarter for deposit growth, with deposits growing $505.4 million in the third quarter and $1.36 billion, or 28.5%, year-over-year. Non-interest-bearing deposits ended the quarter at 22.5% of total deposits, up from 22% of total deposits at June 2016. Our costs of deposits, including non-interest-bearing demand deposits, increased to 39 basis points in 2016, up from 29 basis points in 2015.

Slide 12 shows the significant growth in net interest income as a result of the organic loan growth and strong warehouse volumes. Net interest income for the third quarter was $73.5 million. This was $4.1 million higher than linked quarter and $12.3 million higher than third quarter 2015. That’s a 20.1% year-over-year growth rate in net interest income. Net interest margin remains stable, ending at 380 compared to 379 linked quarter and 400 for the same quarter last year.

Accretion of interest related to LegacyTexas and Highlands acquisitions contributed 6 basis points to the net interest margin. Net interest margin, excluding accretion of purchase accounting fair value adjustments on acquired loans, was 374 for the quarter ended September 30, 2016, up 2 basis points from the 372 for the linked quarter and down 14 basis points from the 388 for the quarter ended September 30, 2015.

Slide 13 shows the components of our efficiency ratio. Net interest income was $73.5 million and core non-interest income, which excludes one-time gains and losses on securities and other assets, was $12.7 million for the quarter. Non-interest expense was $39.7 million for the quarter. These amounts resulted in a core efficiency ratio for Q3 2016 of 46%, down from 48.2% linked quarter and 51.9% for Q3 2015. Salary expense was impacted by an increase in share-based compensation expense due to the increase in our average stock price during the third quarter, as well as higher health insurance costs. With the complete reissuance of EMV chip cards, we are finally seeing a significant decrease in debit card losses and expect that trend to continue.

Turning to slide 14, you will see that credit quality remains strong with non-performing assets down $1.9 million from last quarter to $54.3 million. We had net charge-offs of $7.2 million, which includes a loss of $6.9 million on the energy loan that we had specifically reserved at the end of Q2. We booked a $3.5 million provision for credit losses for Q3 2016.

Our allowance for loan losses grew to $57.3 million at September 30, 2016, compared to $47.1 million at December 31, 2015. We ended the quarter with the allowance for loan loss equal to 1.12% of total loans held for investment, excluding acquired and Warehouse Purchase Program loans; $16.1 million of the allowance is specifically related to energy loans.

Slide 15 shows our capital position at September 30. I will highlight here that our Basel III Tier 1 common ratio is estimated at 8.9%. We ended the quarter with 8.3% TCE to total assets and at 8.7% Tier 1 leverage ratio. While these ratios were significantly impacted by the spike in warehouse loans at quarter-end, all of our regulatory capital levels remain in excess of well-capitalized levels.

I’ll now turn it back over to Kevin.

Kevin Hanigan
Thanks, Mays. Needless to say, we’re pleased with how well we’re executing on our strategy. With that, let’s open up the call for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question-and-answer session. To ask a question, you may press star, then one on your telephone keypad. If you are using a speaker phone, we ask that you please pick up the handset before pressing the keys. To withdraw your question, please press star, then two.

Today’s first question comes from Brady Gailey of KBW. Please go ahead.

Brady Gailey
Hi, good morning, guys.

Kevin Hanigan
Hi, Brady.

Brady Gailey
So, maybe just to start with loan growth, thanks for laying out the moving parts there and that makes sense. I think in the past, you all have guided to loan growth going forward of somewhere in the mid-teens range. Is that still the right way to think about loan growth going forward?

Kevin Hanigan
Yes. We think it is, Brady. As we started the year, we said mid-teens and mid-teens, off the base, at the start of the year, would have been roughly $180 million to $200 million a quarter in loan growth. So, as we think about it, we were right on that number. I think we did $203 million in Q1. We had a way outsized second quarter at $424 million, and, again, a lot of payoffs that we thought were going to occur just didn’t happen on June 30th. That was a Friday, going into a Fourth of July weekend and a lot of folks just cut out of town a couple of days early and deals just didn’t get across the finish line.

And obviously, a muted loan growth quarter here at $64 million. Part of that, we elected to sell the FHA portfolio. We didn’t think twice about whether we were going to report $64 million versus $100 million when we were selling that portfolio. And my guess is, in the fourth quarter, we return to something close to what we’ve been talking about all year which is, if we do another $200 million, we end up the year at a 17.6% loan growth for the entire year.

And I have no reason to believe at this stage of the game, the fourth quarter will be any different than what we see now. We’ve kind of looked at what’s in the pipeline, what’s scheduled to close, what’s upcoming for Loan Committee, the payoffs we are aware of. We can always get surprised by a higher level of payoffs, but at this point we don’t see it. So I think we will end up doing mid-teens and maybe slightly better than mid-teens for the year.

Brady Gailey
Okay. All right. That’s helpful. And then, if you look at your asset base, it’s up roughly from $8 billion to $8.5 billion, and some of that is warehouse related and can go away. But you’re inching up towards $10 billion. I know you’ve talked about what to do at the company. Last quarter, you talked about the off-site board meeting where you guys were going to talk about it. Can you just give us an update on how you’re thinking about $10 billion? Will you cross it or will you not?

Kevin Hanigan
Well, it depends on what happens between now and getting there, right? Heck, things changed between June 30th and July 12th. We had $120 million worth of loan payoffs and started in a deep hole in just a scant six or seven business days.

So, we think about it in three different ways. There are very few acquisitions that would make sense to us, but there are a couple. There are a handful of MOEs that would make sense to us. We understand how hard those are to pull off. It doesn’t prevent us from trying to pull one off, as well as the acquisitions that we think would be attractive.

And then, there’s a handful of folks that I believe would like to get to Texas or have announced they would like to get to Texas, and the timing of those folks coming to Texas is somewhat dependent upon have they done a deal recently or are they on the sidelines. There’s a whole bunch of timing aspects to that last bucket. And then, the last thing we talked about is-what I told the Board at the planning session was, look, if we can’t find something that makes infinite sense to us, in terms of the risk it brings to our balance sheet and whether we want to manage that level of risk for different asset classes that are put on our balance sheet that we don’t have today if we do a MOE, versus going through it alone, which isn’t the most appealing thing in the world, but it’s not a disaster, either.

The way we figure it, at a 130 kind of ROA perspective, to crash through it on our own, would take about $575 million worth of new loans, which is a couple of quarters worth of loan growth for us. And then we’d be at $10.575 billion, right? And our ROA would drop from 130 to a 124 at whatever quarter that occurred in, and our efficiency ratio might go from 45% to a 46.5%. We’re still one of the top performing banks in the country, even if we go through it alone.

So I don’t feel stressed about doing anything. I always like to do something, and I think rather than just kind of waddle through it, and we’re going to try to do something. But if something doesn’t happen, it’s not like a disaster. We still will be running one of the best performing banks in the country for our size with a 125 ROA and a sub 50% efficiency ratio.

So, at the end of it, what we just concluded was to keep operating the business like we’re operating, try to make something happen, and be prepared to go through $10 billion on our own whether that’s with a partner or without a partner, just get prepared for DFAST and everything else. And we had been preparing for that, really, for the last nine or ten months, and we will be totally compliant for DFAST by July of next year, well in advance of us getting to $10 billion.

Brady Gailey
Alright, great. Thanks for the color, Kevin.

Kevin Hanigan
You bet.

Operator
And our next question comes from Michael Young of SunTrust Robinson Humphrey. Please go ahead.

Michael Young
Hi, good morning.

Kevin Hanigan
Good morning.

Michael Young
I just had a quick one, first, on asset quality. Obviously, you had the $35 million larger loan in the energy book that cured this quarter, but I didn’t notice a material step down in NPAs and some of the related categories. Was there backfill from maybe the SNC exam review or some other movement in the book that kind of offset that?

Kevin Hanigan
Yes. First of all, thanks for the question. There was backfill and really a surprising backfill, from my perspective and I think the other banks in the bank group. There was a SNC exam downgrade of a credit. We have about $36 million of the credit. I don’t want to say too much about it, other than I can tell you we are really, really, really comfortable with that credit. It’s probably our best sponsor, not probably, it’s our best sponsor in the entire portfolio. The senior leverage, so senior funded debt to EBITDA is less than one time. We just renewed this credit last Thursday. Cash flows are really strong.

They have 100% of production hedged through 2020 and in 2021 they have 38% of their production hedged. So not only are the cash flows strong, they’re assured by the hedging and it’s backed by a great sponsor. There’s not a single policy violation in that loan. It’s every single one of our oil and gas policy parameters in terms of half-lives and cash flows and concentrations and everything else. I think it’s a 45% advance against PW9, which is really low.

So there is nothing in that credit that makes me think that it should be graded adversely, but it is, and we will deal with it. Again, it’s not a credit. And as we look at the credit, what do you do to improve it? I mean, we don’t want them to hedge 120% of their production. So it’s really a credit we’re not at all concerned about, and I should probably stop there before I get myself in trouble.

Michael Young
Okay. So it’s more of a total leverage issue that kind of drove the downgrade?

Kevin Hanigan
And the total leverage is sub-4. So, it’s that 4 parameter that’s being used, and as we look and think about how somebody might have viewed it differently, maybe if you’re in the sub debt, you might have viewed it differently. Because there is, obviously, almost 3 times worth of leverage in the sub-debt piece alone. But the sponsor also has a back up credit facility and it’s a possibility for the bank group. And I guess if you lumped in the sponsors’ deeply, deeply subordinated credit facility, which is largely undrawn, you could get it above 4. That’s the only way you could get it above 4.

So I suspect somebody looked at it and maybe put all those things together. We don’t know what they looked at. I can tell you, we looked really closely at the credit last Thursday. It was scheduled for its normal borrowing base redetermination, and it’s a really strong credit in our minds, from a senior debt perspective.

Michael Young
Okay, great. And maybe just switching gears, Mays, on the expense side, you usually give us an outlook going forward. I know you’ve been trying to stay below the $39 million. Obviously, the kind of increase in the stock price this quarter drove some expense inflation. But going into fourth quarter with lower mortgage warehouse balances, should we expect to be closer to the $39 million number, or is there-

Mays Davenport
No. I hate to say we’re going to be, as we continue to grow, we’ve got to add people to support that growth and the lenders production. So, going from $39.6 million to $39.7 million, so basically, non-interest expense was flat with a significant increase in net interest income and total revenues. So I feel pretty good about where our expenses wound up. I think some of you have heard us talk. We don’t see a lot of headwinds going into the fourth quarter. I don’t see anything major that’s going to pop up and some of the tailwinds that we see for the fourth quarter are about two-thirds of our ESOP shares that we’ve been allocating and expensing were paid off. The loan to support those was paid off at the end of the third quarter. So we won’t see that going forward. That’s a couple hundred thousand a month.

As I mentioned earlier, the debit card losses are coming down. They weren’t fully down in the third quarter, and we actually had some very outsized processing, debit card processing charges for the quarter as we had the expense of purchasing the plastic and the mailing of reissuance, because we reissued every single household that we had. So that was a significant number of cards. So we should be pretty much done with that reissuance. So, when you look at expenses going into the fourth quarter, we’ve got those tailwinds helping. Again, I don’t want to try to pin down a specific number, but I still feel real comfortable with our expense numbers and don’t see anything that would derail the efficiency ratio we’re looking at or our total expenses.

Kevin Hanigan
Yes, and then I’d say the last tailwind, but it doesn’t occur until the end of this quarter, is we have two more facilities that we’re shutting down. The last two that we’ve been talking about. One is a full-scale and relatively expensive branch, and the other one is a drive-through that’s a couple of miles from that branch. And I think the cost save on those, which would largely be to flow into Q1 of next year, it’s about a run rate of $1 million between the two of them.

Michael Young
Okay, great. Thanks, guys.

Operator
And our next question comes from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hi, good morning, guys.

Kevin Hanigan
Good morning.

Brad Milsaps
Kevin or Mays, you guys did a good job of holding on to the margin this quarter. Just wondering if you could give me any additional color there, maybe around loan pricing and also deposit costs. It looks like they ticked up a bit, too, but, obviously, able to more than offset that with some better loan pricing. So, any additional color there would be helpful.

Mays Davenport
Yes. We were pretty pleased with the margins we ended up with for the quarter. As you look at the loans that we’ve done, I know Kevin has talked about it. In Houston, there’s a little bit of Houston premium. We’ve come off or are getting to the floors on our Warehouse. So, I think we’re pretty comfortable with-I think last time we said mid-380s or mid-375, somewhere in there. We’re actually above that. Don’t see anything much changed in the way of accretion that we’ll recognize in the fourth quarter. So, the 375 to 380 range, I think, is probably pretty comfortable.

Brad Milsaps
Okay, great. And Mays, you mentioned a few things on the expense side that you thought would help you. On the flip side, on fees, I know there are a couple of heavier fees you recognized this quarter. Is some of that stuff sustainable or some of that stuff you wouldn’t consider run rate?

Mays Davenport
Yes. For the third quarter, there were. There were some-maybe some deferred loan fees that were recognized on some of those larger payoffs that we had during the quarter, some prepayment penalties and some of the real estate deals. So, we did have that.
But looking into the fourth quarter, I know we’ve got some swap fees that we’re looking at that would most likely offset those. So, I don’t see any significant falloff in the non-interest income in the fourth quarter.

Kevin Hanigan
And in addition to the swap fees that we’ve got slated, I think we’re working through the syndicate. We’re the lead syndicate of a deal and we’ve got some syndication fees that will be, provided the deal closes when we think it does, we’ll have some syndication fees that will flow in in the fourth quarter as well.

Mays Davenport
All that Kevin is talking about is lumpy and it is. But at our size, you get just a certain amount of that just goes on every quarter. So we don’t see a lot of movement in that.

Brad Milsaps
That’s great, that’s helpful. Thank you, guys.

Operator
And our next question comes from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hi, good morning, guys. How are you?

Kevin Hanigan
Good morning, Michael.

Michael Rose
I just wanted to dig into the Warehouse a little bit. Obviously, this quarter really strong on an average and a period-end basis. I know you guys have added some customers over the past year or two. How should we think about a normal run rate? What percentage of the Warehouse line this quarter was purchased versus refi, and could we expect a higher run rate going forward because of market share gains and maybe client adds?

Kevin Hanigan
Good question, Michael. Just in terms of stats for the portfolio, believe it or not, we peeked out at 44 clients early this year. We ended the third quarter with 42 clients, so we’ve lost or fired two clients. At a certain stage of pricing, we just walk away and say we can’t make enough money to justify the banking anymore. You’re just too good for us. It’s not us, it’s you. Between purchase and refi, it was 60/40. Last quarter it was 70/30, so it was a little more skewed, but a few more refis this quarter than last. Gestation periods remain the same at 16 days. We do have a couple of new clients teed up, which should help volumes, I think, in the fourth quarter. They might be a little greater because of these two new clients than they might otherwise have been.

So, I think because of the new clients, maybe the fourth quarter, we do a little better than we would have normally done in the fourth quarter, because they’re both pretty good-sized clients. I think commitments between the two of them are a bit over $100 million, and we would expect 60% to 70% usage of that. So, we’ll have a decent fourth quarter in the Warehouse, and if I had to guess, maybe we end up-the guys in the room here, they hate when I do this-but we’ll probably end up $1.2 billion, $1.25 billion, maybe as high as $1.3 billion.

Michael Rose
And that’s on an average balance basis?

Kevin Hanigan
No, that’s at the end of the year. So the average will be slightly down from what it was this quarter.

Michael Rose
Got it, understood. Thanks for that color. Secondarily, just going back to expenses, we’ve heard that there’s been some lenders floating around in Dallas. What do your hiring plans entail, and have you hired any lenders from any dislocated competitors, and just kind of maybe where you stand with all that? Thanks.

Kevin Hanigan
No new hires, Michael, in the third quarter. I think we hired an analyst in one of our groups. We had done some hiring to start this year, to start the healthcare finance group and the insurance group, and we would expect some nice volume out of those two groups in the fourth quarter as they’re starting to hit their strides. We haven’t closed an insurance deal yet, but we have several teed up for closing in the fourth quarter. So, we’re always looking for good people. We’re looking for them now. If we find them, we’ll hire them and if our expenses are a little higher, in any given quarter for hiring some people, it’s only because we think they’re going to produce and drive significant returns for us going forward. So it can be lumpy. We just didn’t have any in the third quarter.

Michael Rose
Okay. And then, maybe just one final one for me, and it’s actually not an energy question. This may be the first time I haven’t asked an energy question in a couple of years. But just, Kevin, can you comment on the CRE concentration issue? What are you hearing from regulators? Obviously, you guys have raised some sub debt. Obviously, some of it’s for growth and to pay down some higher cost borrowings. But how should we-where are you in terms of your CRE concentration at the end of the quarter and have regulators said anything to you guys? Thanks.

Kevin Hanigan
Yes. Look, we’ve had a regulatory exam, that was a discussion during the exam. We’re not worried at all about growing our CRE book. As long as we can find good deals, we’re going to continue to do them, even if that takes us above 300%. So, we’re not under any restriction in terms of going above 300%. We have an internal policy not to go above 350% in total. And I think, as you all know, we’re just not much of a land and construction lender and the land and construction that we have on our balance sheet is mostly centered in residential. We ended the quarter, Michael, at 35% on the 100 and at 293 on the 300. We were slightly elevated, I think, last quarter on that. We were maybe 302 and 36%-ish at the end of Q2.

The sub debt really had nothing to do with trying to get under 300. That was just an added benefit, if you will. I guess we could take us off of screens at least for a quarter. It was all about growth and timing. As we looked into, and we’re into the budgeting process for next year, as we just looked into our capital plans going out over the next 15 months through next year-end, because of the growth we’re anticipating, we thought it was good timing to go get the sub debt. We did it probably a little earlier than we needed to, but we did it in advance of any Fed moves or move up in rates. We got it done on pretty favorable terms and we think it puts us in great shape going into 2017.

Operator
And our next question, ladies and gentlemen, comes from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hi, guys, good morning.

Kevin Hanigan
Good morning.

Brett Rabatin
I want to just talk about the deposit growth in the quarter and maybe, Kevin or Mays, if you can discuss kind of business line, where all that came from. Obviously, really solid growth, and then do you have any goals where you want to get core funding too over the next year and does that help you, let you reduce the borrowings that you guys have on your balance sheet?

Kevin Hanigan
Yes, I’ll make a comment or two and then Mays has probably got more detail behind it. But it was broad-based, it crossed every product category, including non-interest-bearing demand, which I think was probably 100 plus of that, 120 or 130 of that. And, obviously, I think we found a pricing point in the market where we could bring in very large amounts of deposits.

We have found that pricing point, so part of that was pricing related, some upper-level tiers in our money market accounts, so somebody brings us a particularly big deposit, by big, I mean $5 million or more and usually not to exceed $25 million, so it doesn’t get too lumpy. But across the board, in every category, we had great success.

Mays, do you have-

Mays Davenport
Yes, I don’t have too much other than to add, you talked about reducing borrowings. Typically, we use the borrowings at the
Federal Home Loan Bank to support the Warehouse. Because of the outsized deposit growth we had, we did pay down the Federal Home Loan Bank some during the quarter. We had some term funding out there that won’t come due until this month. So, as opposed to paying a penalty to go ahead and paying that off, we just left it out there.

So, as you look at that Federal Home Loan Bank borrowing, depending on what loan growth does and the Warehouse does for this quarter, it may go down from where it is. But I don’t see that borrowing as something that I can really focus on because it really is specifically related to the Warehouse.

Kevin Hanigan
And, again, by way of policy, I think we have a policy limit on loan to deposit of 110%. This level of deposit generation which, look, we’ve been working on this for a while, and it was good to see it really pull through in a material way. It now gets our loan-to-deposit ratio below 95%. So we’re in a really comfortable spot in terms of where we sit on our deposit gathering efforts.

Mays Davenport
And what we did is, we just looked at the amount of dollars we could raise at particular rates and it really didn’t affect our NIM that much. And so we went ahead and tried to get that loan to deposit ratio below 100%. And as we talked about earlier, clients don’t necessarily work when we want to, so the process of bringing in deposits doesn’t happen overnight. So, some of those relationships we were cultivating during the second quarter actually pulled through in the third quarter and we see those balances sticking around. These aren’t balances that are going in and out. Most of these are longer-term relationships that will be here for the long term.

Brett Rabatin
Okay, appreciate all the color on that. And then, Kevin, I guess the other thing I wanted to ask was you mentioned earlier in the call the different paths you can take.

And I guess I’m curious if the path ends up being, you’re just going to grow through $10 billion, does that come with geographic expansion at some point or how do you think about where you might be two years from now on sort of a standalone basis?

Kevin Hanigan
It wouldn’t be geographic expansion, if it’s going it alone. We like the size, scale, and density concept as we sit here today. So, if we’re going it alone, we’re going to stay right here. We’ve got plenty to do in this market. It’s a really vibrant market and continues to be a really vibrant market, particularly where we’re located. That said, if we expand through acquisition and/or through a MOE, it’s very likely it’s going to take us to a different geography, but probably not outside of Texas.

Brett Rabatin
Okay, great. Thanks for all the color.

Kevin Hanigan
You bet.

Operator
And our next question comes from Matt Olney of Stephens, Inc. Please go ahead.

Matt Olney
Hi thanks, good morning, guys.

Kevin Hanigan
Good morning.

Matt Olney
Kevin, I wanted to ask you about the energy lending. I think the press release mentioned slower originations in the energy book. Any more color on this? I think you mentioned a few minutes ago that there could be some higher syndication fees in Q4. I am curious if this is energy related?

Kevin Hanigan
Not on the energy side, I don’t think. The syndications we’re looking at are middle market or corporate banking syndications. In the quarter, we originated a couple of new energy deals. They didn’t fund a whole lot. I think total fundings on those new deals might have been $28 million, slightly offsetting the $85 million in paydowns we had. And the paydowns we had, again, it was a $35 million criticized credit, who is still a customer and the rest of the paydowns were pass credits. They were people who just said, we’re taking our money off the table. We had enough of a scare looking at $26 oil once. We’re done. So we had a couple of good credits to pay off along the way as well.

In terms of loan growth going forward, we’re active in the energy space. We’re actively looking at deals. If we were looking at, in the third quarter, that may pull through here in terms of fundings in the fourth quarter, we’ll see how all those play out. But we have seen quite a few deals in Loan Committee during the end of the third quarter that should be helpful going forward. So I think it’s an aberration that the balances dropped down.

And, as we just think about the energy portfolio and reserves around the energy portfolio, and I know there are some questions about whether we released reserves or that propped up earnings. And even though nobody has asked, I need to try to dispel that for everybody who thinks that way. And look, you’re entitled to think any way you think, but I would encourage you to think like I’m thinking.

We ended the last quarter at a 4% energy reserve, and we had a very specific slide deck about that energy reserve. It was page 10 of the second quarter slide deck. That 4% was exactly $21.9 million to support $544 million worth of total energy loans. That was reserve-based and the midstream portfolio. The anatomy of that was $6.9 million of the $21.9 million was a specific reserve for the problem credit we’ve been talking about now for almost 18 months that got resolved. It was supposed to get resolved June 30th. It didn’t quite close through the bankruptcy court on June 30th. It closed the very first business day of July. And the specific reserve we had up against it, $6.9 million, was sufficient. It’s exactly about how much we lost on that credit.

But if you think about what was remaining, taking out that specific reserve, we had $15 million of reserves to support the other $532 million worth of loans in the energy portfolio. That’s 2.8%. Now, we might have had that deal closed June 30th. Back then, we might have been talking about how low our energy reserve was instead of the 4% on the second quarter call. But it’s actually grown from 2.8%, despite the shrinking portfolio, to 3.3% reserves today. So, we actually increased our energy reserves.

Part of that is, when you suffer a loss, that loss goes into your factors in terms of determining your ALLL against a specific asset class. And the rest of it was Q factors. And out of what we have remaining in there today, very little of it is impairment related. I think we might have one or two impairments of $100,000 or $200,000, but the portfolio is in really good shape.

We feel comfortable with the 3.3% number. But at 3.3%, we actually built reserves, Q factor reserves, as opposed to specific reserves into the portfolio. So, whether we choose to call that a release or not, I don’t think of it as a release. I think that we built energy reserves, just not specific reserves because the credit related to the specific reserves, which was a $12 million credit, is gone, thankfully.

Matt Olney
Yes, Kevin, that’s great color. Thanks for that. And on that note, how are you thinking about incremental provision expense from energy credits from these levels? I mean, what are the scenarios where there could actually be higher incremental provision expense for energy credits?

Kevin Hanigan
You know, we haven’t brought our Q factors down yet. We haven’t even talked about bringing our Q factors down yet. Oil feels a whole lot better to us at $50 or $51. We’d like to see a lot more stability of $50 or $51 or higher numbers before we probably even consider lower levels of Q factors. By the very nature of the loss that occurred, that’s going to stick with this for a couple of years in terms of factors against the portfolio. And we’re really much more comfortable-I mean, nobody talks about it much, but gas above $3 is a big deal because that’s half of our portfolio. And when gas is $1.80-and, as many of you know, I’ve talked about it, I’m more worried about gas longer term than I am oil, it’s really good for us to see gas up in the $3-plus range and getting our clients to be hedging at these levels of gas. It’s going to be meaningful.

So I think there’ll be-for every new deal that comes, there’ll still be elevated provisioning for those new deals, even if they’re really good credits because of the high Q factors, until we reel the Q factors in. That said, I think the executive team and the Board, we’re all way more comfortable running this company at a 110 or 115 ALLL to loans, which is where we’ve kind of been operating for a period of time. And there’s always another rainy day out there. So I guess that’s why I think, if people think we’re going to bleed reserves out of energy, it’s really not our intention to do that anytime soon.

Matt Olney
That’s helpful. And then, just lastly for me, Mays, you mentioned the margin outlook at 375 to 380 in the near term. But, as you look into 2017, can you talk about the pushes and pulls on that margin? I’m just trying to get an idea if there will be incremental pressure on the margin beyond the fourth quarter.

Mays Davenport
You know, I guess when you think about changes in that, I mean, we have about $8.4 million of accretion left to be recognized on the portfolio. So you have a declining curve, if you will, on that accretion recognition. So I would assume that you’d have a little bit of pressure coming in from a reduced accretion during 2017.

Sitting in Loan Committee, what I’ve heard is, we’ve been able to maintain our rates. What we do is different than what everybody else does. We tend to win on execution and timing and ease of completion of the transaction. So, as Kevin talked about on some of the Warehouse clients, we’ll let them walk away if the rates don’t pay fairly for what we feel we’re providing. So just continued competition, maybe in the C&I, Kevin, area might, but I don’t see anything.

Kevin Hanigan
Yes. I mean, the only thing I-look, we’ve had a period of elevated pricing in oil and gas, which has helped offset the increased deposit pricing costs. It’s been a big factor for us. We’re basically 100 basis points better off across the grid in oil and gas lending. It was slow for the industry to get risk return more in line during this period of time. I fear now that all the lenders are kind of-or most of the lenders are returning to this space. We’ll all act like kids at a party and let that pricing benefit we’ve had go away at some point, and I fear it could happen too soon.

It hasn’t happened yet, but I worry about that as an asset class that would-and it’s not a huge asset class for us. It’s $500 million, $550 million. I worry about giving away some of that extra 100 basis points at some point next year if the market gets a little too heated up, which it could in certain segments. We’re seeing things that, in the Permian, the stack, and the scoop, things that are-those are really hot areas and a lot of money being poured into those areas. And I think credit facilities there are in demand. We all would like to do them because they’re pretty well-structured. I’m not calling for pricing to come down. I just worry about it.

Matt Olney
Sure. Well, thanks for the commentary, guys.

Operator
And our next question today comes from Scott Valentin of Compass Point. Please go ahead.

Scott Valentin
Good morning, everyone.

Kevin Hanigan
Good morning.

Scott Valentin
Just a quick question on the loan that charged off this quarter. If I’m doing numbers correctly, it was a $12 million credit and had about $7 million of associated charge-off with it. So the severity right there is about 60%. Is that a fair way to look at it?

Kevin Hanigan
Yes, that’s not how we look at it, though, but that math I can’t argue with. I mean, obviously, that’s the math of that particular credit. The history on this one, Scott, is that it was a $36 million relationship, all the same reserves, slightly different ownership in the $24 million credit versus the $12 million credit, but exactly the same reserves, and we treated it as one relationship with the same guy running both companies and the same executive team and operators and everything else throughout the company. We resolved the first $24 million with no loss.

We collected all principal, interest, attorneys’ fees, everything else related to that $24 million, right at the end of the year and we had pushed this other one into bankruptcy to prove how serious we were about resolving it. So, the bankruptcy of this $12 million piece dragged out for a while with operators not-with certain vendors not getting paid and mechanic liens being filed and a lot of legal fees and a bunch of other stuff. So we think of it as a $7 million loss relative to a $36 million relationship.

Scott Valentin
Okay. That’s a fair way to look at it. And then, just, you mentioned, I know you gave us the stats on your Houston portfolio. Things look healthy there. But what are you seeing in terms of, for, I guess, commercial? We’ve heard vacancy rates are up again and you’re seeing additional pressure, with sublet space coming online, as well as multi-family, hearing a lot more about giving one or two months away free rent as incentives. Are you seeing any pressure on values in Houston for multi-family or commercial real estate?

Kevin Hanigan
You know, we don’t track the A markets, since we don’t play in it at all. So I guess we track it a little bit in terms of vacancies and I’ve been calling for higher levels of vacancies in Houston. Earlier this year I said, they went from 9 to 13 and were going to 20 or 21 and I believe will head to 20 or 21 Class A vacancy. I think there is some over 10 million of sublet A space out in the marketplace available today. That’s just a staggering number for Houston. The B space has not been affected yet in terms of what we’re seeing our clients get in terms of rents. They’re still getting $17 to $21 on rents.

I’ve been saying I expect that to change. It hasn’t changed yet. I talked last quarter about the largest tenant of any of the buildings we have down there, which is about a 15,000 square foot tenant, actually renewed their lease for another five years at a higher rate than the ongoing rate. So our debt service coverage ratios got better last quarter and held about the same this quarter in all of Houston and the corridor. I’m not ruling out at some point, though, that the Class A sublet market could put pressure on some of the B lease rates in Houston before this is all said and done.

Do I think it will impact our portfolio to where we have problems? Probably not because with those levels of debt service coverage ratios at $19 and $20 rents, all of our customers could go down a lot lower than $19 or $20 and still service debt. Now, their value proposition in terms of the equity value of those properties is going to go down, but the debt is probably still in good shape all the way down to $14 or $15 rents, probably, and I just don’t see the sublet market going down that low. I mean, you’re getting awfully close to cash-on-cash negative if they go that low, so I just don’t see that happening.

Scott Valentin
Okay. And then, any color on multi-family? I don’t know if you guys are heavily involved in that space or not, but-

Kevin Hanigan
We are, but most of the multi-family we do is B and, in some cases, C properties, and those properties are really, probably in terms of yield on debt, some of the strongest ones we have in the portfolio. And we’re talking about properties that they’re getting $0.95 to $1 rents. So we’re nowhere near that A space. And suffice it to say, that’s just not a space we play in or ever intend to play in.

Scott Valentin
Alright, thanks very much.

Kevin Hanigan
You bet.

Operator
And our next question comes from Gary Tenner of D. A. Davidson. Please go ahead.

Gary Tenner
Thanks, good morning. My question is largely asked and answered, but I wondered if you could just remind us what the dollar amount and rate on that term funding that comes due later this year month was.

Mays Davenport
I don’t have the exact amount on that. We have got a couple of-some them are 30 days. Those were ones that the rate wasn’t really high. It was just we didn’t need-I mentioned it because we could have paid it off and paid down borrowings, so that wasn’t significant. We do have some that are probably in the 2% range that have been on the books four or five years that will be coming due, but that’s not significant, maybe $100 million, $150 million. So it’s nothing that is too significant, but it’ll have a little bit of impact.

Gary Tenner
Okay. And then, just one quick follow-up on the deposit piece. I know there were a lot of questions on that already. But you mentioned, Kevin, that you’ve kind of found a sweet spot where you could bring in deposits. Where is that rate where you’re bringing in deposits kind of relative to the market today?

Kevin Hanigan
Yes. Well, it depends on who is market. You’ve got some of the really big banks that are paying 15 basis points on a money market account. And what we have done is we’ve set a very upper tier of the money market account that you’ve got to put at least-the threshold is usually $5 million--and we’ll pay 75 basis points. And that’s the financial institutions that have got money parked at the Fed and that’s very competitive with what other, if you will, correspondent banks are paying for banks to place money with them. It’s just in competition with whatever they’re earning at the Fed, and then that also pertains to that upper level of money market account.

On an exception basis, I think we’ve gone-that’s got to come to me or Mays to approve anything that’s an exception above that. And any other banker would tell you this, once you make it an exception to come to the CEO’s office to get something done, whether that’s a new hire or a rate exception, nobody does it. They don’t want to show up in my office with that because I just-as you all know, it doesn’t take much to irritate me, and that would irritate me.

Gary Tenner
Okay, alright. Thanks, Kevin.

Operator
And our next question comes from Christopher Nolan of FBR & Co. Please go ahead.

Christopher Nolan
Hi. What is the oil and gas prices that you’re currently using for credit assessments of your energy book?

Kevin Hanigan
Base case $40 minimum price deck for oil. And on gas it might be $2.75, and I can’t remember what the minimum is on gas. I have all that stuff loaded up and I just failed to walk that in with me. But base case is below, obviously, where we are and in the out years, we generally try to be 8% to 10% below the strip. And that is, for all of us, quite honestly, that’s a lesser cushion than we have historically been at relative to the strip. But that’s just where the market has been for the most part.

And so we just try to stay well enough below the strip that we have some kind of margin. Not the margin we had two and three and five years ago or for a long period of history. So it’s just how it’s evolved.

Christopher Nolan
And, Kevin, on the discussion on the loan loss reserves, you were talking about ideally you want to be, I guess, between 1% and 1.15%. How soon do you want to get there in terms of building that-

Kevin Hanigan
Well, I think we were at 1.15% last quarter, right?

Mays Davenport
And we think of it in terms of excluding the acquired loans and the Warehouse loans.

Kevin Hanigan
Yes.

Mays Davenport
We’ve had some say, your provision is-your allowance is at 70 basis points-well, we don’t book anything on the Warehouse, and then we also don’t include the acquired. So, that’s where our provision was, at 1.12% and that’s the way we think of it.

Kevin Hanigan
Yes. So I really don’t feel like we need to build it. If it came across we feel like we’re going to be building it up, that’s probably the wrong impression. So thanks for the question so we could clarify.

Christopher Nolan
Okay. And then, the final question is, given the growth in time deposits and savings and you’re getting some traction in terms of your pricing structure, are these commercial relationships, are you really looking to convert them to C&I loans as well? What sort of success are you seeing in terms of conversions of these deposit relationships into something broader?

Kevin Hanigan
Yes. For all of our C&I clients, and I think now all of our clients, we didn’t used to really-previous management really didn’t press for deposits from our commercial real estate group, but now we do, so all of our clients. But, on the commercial side, that’s driving primarily the DDA growth. So when a retail client comes in and opens up a $5,000 or $10,000 non-interest-bearing account-there’s just not enough Johnny Lunch Buckets to add up to a whole lot of dollars on the retail side.

In the money market accounts, where the money is above $5 million, again, that’s banks, that’s family offices, that’s not-for-profit institutions that are sitting on relatively large amounts of cash and looking for yield. So it’s not related to our commercial effort really in any of those cases, I don’t think. It’s really related to family offices, not-for-profit institutions, banks, and wealthy individuals.

Christopher Nolan
Final question is, all this stuff happening at Wells, do you anticipate that it’s going to have any sort of blowback on the industry in general and could it reflect in higher technology investments required by Legacy or higher compliance costs?

Kevin Hanigan
It’s a really good question. Let me talk about in general first and then us specifically. I do think it’s going to have blowback. It can’t be good from a regulatory sense for any of us. And in terms of people who-how do I say this-pay by unit rather than pay by profitability, i.e., if you open up a unit, a checking account is a unit, a money market account is a unit, a debit card is a unit, and not by volume or profitability, I think they’re all going to have to change their comp plans. I think there’s a possibility that branch banking structures become more geared towards base pay and less towards incentives, which means the fixed cost, if you will, of running a branch and the employees in that branch could go up by the increase in base salaries. So, hey, we’re just going to pay your base salary, forget about the incentives. You’ll see some of that go on.

And while we don’t pay by unit and we, like every other bank in the country, should have and probably has, we’ve reviewed all of our pay plans. We’ve had them looked at and scrubbed and reported to the Board at the very first Board meeting after the Wells announcement came out. Our plans are all based upon profitability goals, so you better keep the clients you have, you better put them in the right products so you can keep them and you just need more of them. That’s how you make money here. But because of the broader industry feeling towards this, if we do migrate towards higher base salaries and less incentives for branch people, we may all have to go there to compete for branch people. So, indirectly, that could impact us.

We’ll see how it plays out, but I think regulatorily it’s bad and I think in terms of how we incent people and how we pay people going forward, it could change, and regardless of whether we did or didn’t have those kind of practices, you may end up paying the price for it.

Christopher Nolan
Great. Thanks for the color.

Kevin Hanigan
You bet.

CONCLUSION

Operator
And, ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to the management team for any closing remarks they may have.

Kevin Hanigan
Great. Thank you all for participating. Again, we think we had a really great quarter. I know loan growth was disappointing for you all and I don’t want to say, maybe I shouldn’t say, but I’m going to. While we report on a 90-day cycle, we don’t run the business on a 90-day cycle and our clients certainly don’t worry about our 90-day cycle.

They close deals when they want to close them and I really think this was a case of slightly elevated payoffs, but really a big second quarter that bled into the loan growth in the third quarter. My guess is you’ll see us back to where we normally are going forward from here.

So, with that, we look forward to seeing you as we get out on the road. And if anybody has any further questions, follow-up questions, feel free to call Mays or myself. Thank you all.

Operator
And thank you, sir. Today’s conference has now concluded and we thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.